UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 20, 2019

comScore, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33520	54-1955550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of Principal Executive Offices)
(Zip Code)
(703) 438–2000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
On August 20, 2019, comScore, Inc. (the "Company") announced that it is implementing a reduction in force plan that is expected to result in the termination of approximately 8% of the Company’s workforce. The reduction in force is being implemented following a determination to reorganize the Company's technology, product and sales organizations to optimize its focus on core areas of growth. The majority of the employees impacted by the reduction in force will exit the Company in the third quarter of 2019.
In connection with this reduction in force, the Company will incur certain exit-related costs, which are expected to range between $1.5 million and $2.5 million, consisting primarily of one-time termination benefits and associated costs, to be settled in cash. Together with recent attrition, the reduction in force is expected to decrease the Company's annualized operating costs by more than $20.0 million, a portion of which will be realized beginning in the third quarter of 2019.
This Current Report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from expectations, and may relate to, among other things, statements regarding the Company's current expectations and beliefs as to the timing and scope of the reduction in force plan and the amount and timing of the related costs and cost savings. These forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to revise or update such statements to reflect future events or circumstances.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMSCORE, INC.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer
Dated: August 20, 2019

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